                                                                      Exhibit 11



                         SPEEDFAM INTERNATIONAL, INC.
                     COMPUTATION OF NET EARNINGS PER SHARE
                 THREE MONTHS ENDED AUGUST 31, 1996 AND  1995
           (dollars and shares in thousands, except per share data)

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


                                                   Three Months
                                                      Ended
                                                    August 31,
                                                  ---------------
                                                    1996    1995
                                                  -------  ------
Net earnings                                      $ 4,038  $  704
                                                  =======  ======
Weighted average shares:

Common shares outstanding                          10,534   7,468
Common equivalent shares issuable upon
      exercise of employee stock options              743     780
                                                  -------  ------
Shares used in net earnings per share              11,277   8,248
                                                  =======  ======
Net earnings per share                            $   .36  $  .09
                                                  =======  ======

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